CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

QMC Systems, Inc.

We hereby consent to the incorporation by reference to the Registration Statement on Form S-1 of QMC Systems, Inc. of our report on the financial statements of QMC Systems, Inc. for the period April 17, 2015 (inception) through December 31, 2015. We also consent to the reference to our Firm under the caption “Experts” in such S-1.

/s/AJSH & Co.

AJSH & Co.

New Delhi, India

February 5, 2016